EXHIBIT 10.3

BERKSHIRE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
FOR
SEAN A. GRAY

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT FOR SEAN A. GRAY (the “Agreement”) is effective as of January 1, 2019, and is entered into by Berkshire Bank (the “Bank”) and Sean A. Gray (“Executive”).
WHEREAS, the Executive is the Senior Executive Vice President of Berkshire Hills Bancorp, Inc. and the Executive was recently promoted to President of the Bank;
WHEREAS, the Bank wishes to enter into this Agreement with the Executive in order to provide additional retirement benefits to the Executive, who, as a member of senior management, has contributed significantly to the success of the Bank, and whose continued services are vital to the Bank’s continued growth and success; and
WHEREAS, this Agreement is intended to be an unfunded, non-qualified deferred compensation plan that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and is also intended to be a “top hat” pension plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I
DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1
“Account” means an account to which the Bank shall credit all contributions.  The Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to Executive pursuant to the Agreement.  Executive’s Account shall not constitute or be treated as a trust fund of any kind.

1.2	“Account Balance” means the balance of Executive’s Account as of the applicable distribution date.

1.3	“Administrator” means the Compensation Committee of the Board of Directors (“Committee”).

1.4	“Bank” means Berkshire Bank and any successor to its business and/or assets which assumes and agrees to perform the duties and obligations under this Agreement by operation of law or otherwise.

1.5
“Beneficiary” means the person or persons designated by Executive as the beneficiary to whom the deceased Executive’s benefits are payable. The beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Administrator.  If no Beneficiary is so designated, then the Executive’s estate will be deemed the Beneficiary.

1.6	“Benefit Eligibility Date” shall be the date on which Executive is entitled to commencement of benefits under the Agreement.

(a)
In the event benefits become payable on account of Executive’s Separation from Service, the Benefit Eligibility Date shall be the date of the Executive’s Separation from Service, subject to Section 1.6(d).

(b)
In the event the Survivor’s Benefit becomes payable under Section 2.4 on account of Executive’s death, the Benefit Eligibility Date shall be the first business day of the first month following Executive’s death.

(c)
In the event the Account Balance becomes payable pursuant to Section 2.6 on account of Executive’s Separation from Service (other than for Cause) in connection with or within two (2) years following a Change in Control, the Benefit Eligibility Date shall be the date of the Executive’s Separation from Service, subject to Section 1.6(d).

(d)
Notwithstanding anything in this Section 1.6 to the contrary, if Executive is a “specified employee” (within the meaning of Code Section 409A and the regulations and other guidance issued thereunder) and the payment(s) are due to Executive’s Separation from Service (other than due to death), then the Benefit Eligibility Date shall be the first day of the seventh month following Executive’s Separation from Service (if later than the date otherwise specified as the Benefit Eligibility Date).

1.7	“Board of Directors” shall mean the Board of Directors of the Bank.

1.8
“Cause” shall mean termination because of: (i) Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement which results in a material loss to the Bank, or (ii) Executive’s conviction of a crime or act involving moral turpitude or a final judgment rendered against Executive based upon actions of Executive which involve moral turpitude.  For the purposes of this definition, no act, or the failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates.

1.9
“Change in Control” shall mean any of the following events: (i) a change in the ownership of Berkshire Hills Bancorp, Inc. (the “Company”) or the Bank; (ii) a change in the effective control of the Company or the Bank; or (iii) a change in the ownership of a substantial portion of the assets of the Company or the Bank, as described below:

(a)
A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Company.

(b)
A change in the effective control of the Company or Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the stock of the Company or the Bank, or (B) a majority of the members of the Bank’s or the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Company’s Board of Directors prior to the date of the appointment or election, provided that this subsection is inapplicable where a majority shareholder of the corporation is another corporation.

(c)
A change in the ownership of a substantial portion of the Bank’s or the Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the Bank.  For purposes of this Agreement, “gross fair market value” means the value of the assets of the Company or the Bank, or the value of the assets being disposed of, without regard to any liabilities associated with such assets.

(d)
For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

1.10	“Code” means the Internal Revenue Code of 1986, as amended.

1.11	“Disability” means, with respect to Executive, that, in the good faith determination of the Bank:

(a)
Executive is unable to fulfill his employment responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months;

(b)
Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

1.12	“Effective Date” of this Agreement shall be January 1, 2019.

1.13	“Executive” means Sean A. Gray, who has been selected and approved by the Board of Directors to enter into the Agreement.

1.14
“Separation from Service” (or “Separated from Service”) means Executive’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract.  If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after that date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or the lesser period of time in which Executive performed services for the Bank).  The determination of whether Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.15	“Survivor’s Benefit” means the benefit payable to Executive’s Beneficiary following his death in accordance with Section 2.4.

1.16	“Vested Account Balance” means the portion of Executive’s Account Balance that is vested in accordance with the Vesting Schedule.

1.17	“Vesting Schedule” means the rate at which the Executive’s Account Balance becomes vested and non-forfeitable. The Executive’s Account Balance shall become vested as follows:

20% on January  1, 2020
20% on January  1, 2021
20% on January  1, 2022
20% on January  1, 2023
20% on January  1, 2024

Notwithstanding the foregoing, the Account Balance shall immediately become 100% vested upon Executive’s death or Disability and upon a Separation from Service in connection with or within two years following a Change in Control.

ARTICLE II
BENEFITS

2.1
Account.  The Bank shall maintain an Account for Executive to which it shall credit all amounts allocated thereto in accordance with Section 2.2.  Executive’s Account shall be adjusted no less often than annually to reflect the credits made to the Account.  The adjustments shall be made as long any amount remains credited to the Account.  The amounts allocated and adjustments made shall comprise the Account at any time.

2.2
Annual Credits to Account.  The Bank shall credit Executive’s Account with $100,000 as of January 1, 2019, and an additional $100,000 on January 1st (the “Contribution Date”) of each 2020 through and including 2028, for a total maximum contribution of $1.0 million.  These annual contributions shall only be made if Executive is employed with the Bank as of the Contribution Date.  The Executive may not make any contributions under this Agreement and the Bank may, but is not obligated to, make discretionary contributions to Executive’s Account from time to time.  Discretionary contributions, if any, shall be credited at such times and in such amounts as determined by the Board of Directors in its sole discretion.

2.3
Benefit on Separation from Service.  Upon Executive’s Separation from Service, Executive shall be entitled to the Vested Account Balance.  The benefit under this Section 2.3 shall be payable in a single lump sum on, or within five (5) business days following, the Benefit Eligibility Date specified in Section 1.6(a).

2.4	Survivor's Benefit.

(a)
If Executive dies prior to a Separation from Service, Executive’s Beneficiary shall be entitled to the Account Balance, which became 100% vested upon the Executive’s death, payable in a single lump sum on, or within five (5) business days following the Benefit Eligibility Date specified in Section 1.6(b).

(b)
If Executive dies following a Separation from Service but prior to the payment of the Account Balance, Executive’s Beneficiary shall be entitled to the Account Balance payable in a single lump sum on, or within five (5) business days following the Benefit Eligibility Date specified in Section 1.6(b).

2.5
Termination for Cause and Voluntary Termination.  Notwithstanding any other provision of this Agreement to the contrary, if Executive is terminated for Cause, all benefits under this Agreement shall be forfeited by Executive and Executive’s participation in the Agreement shall become null and void.

2.6
Benefit Payable on Separation from Service in Connection With or Two Years Following a Change in Control.  In the event of the Executive’s Separation from Service (other than for Cause) in connection with or within two (2) years following a Change in Control, the Executive’s Account Balance shall be 100% vested and the amount of the Account Balance shall equal $1.0 million.  The Executive shall be paid the Account Balance on, or within five (5) business days following the Benefit Eligibility Date specified in Section 1.6(c) in a lump sum.

ARTICLE III
BENEFICIARY DESIGNATION

Executive shall make an initial designation of primary and secondary Beneficiaries upon initial participation in the Agreement by completion of a Beneficiary form substantially in the form attached as Exhibit A, and shall have the right to change the designation, at any subsequent time. Any Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

ARTICLE IV
EXECUTIVE’S RIGHT TO ASSETS,
ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of Executive, any Beneficiary, or any other person claiming through Executive under this Agreement, shall be solely those of an unsecured general creditor of the Bank. Executive, the Beneficiary, or any other person claiming through Executive, shall only have the right to receive from the Bank those payments so specified under this Agreement. Neither Executive nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE V
ERISA PROVISIONS

5.1
Named Fiduciary and Administrator.  The Bank shall be the “Named Fiduciary” and the Committee shall be the Administrator of this Agreement. As Administrator, the Committee shall be responsible for the management, control and administration of the Agreement as established herein. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2
Claims Procedure and Arbitration.  In the event that benefits under this Agreement are not paid to  Executive (or to his Beneficiary in the case of Executive’s death) and the claimant(s) feel he or they are entitled to receive the benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary for such claimants to perfect the claim. The written notice by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Agreement until the claimant has first exhausted the provisions set forth in this Section 5.2.

ARTICLE VI
MISCELLANEOUS

6.1
No Effect on Employment Rights.  Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of this Agreement.

6.2
State Law.  This Agreement is established under, and will be construed according to, the laws of the Commonwealth of Massachusetts, to the extent such laws are not preempted by ERISA and valid regulations published thereunder or any other federal law.

6.3
Severability and Interpretation of Provisions.  The Bank shall have full power and authority to interpret, construe and administer this Agreement and the Bank’s interpretation and construction thereof and actions thereunder shall be binding and conclusive on all persons for all purposes.  No employee or representative of the Bank shall be liable to any person for any actions taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.  In the event that any of the provisions of this Agreement or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Agreement or any provision hereof or cause the benefits under this Agreement to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.  In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, this construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

6.4
Incapacity of Recipient.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  The distribution shall completely discharge the Bank for all liability with respect to the benefit.

6.5
Unclaimed Benefit.  Executive shall keep the Bank informed of his or her current address and the current address of his Beneficiaries. If the location of Executive is not made known to the Bank, the Bank shall delay payment of Executive’s benefit payment(s) until the location of Executive is made known to the Bank; however, the Bank shall only be obligated to hold the benefit payment(s) for Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to Executive’s Beneficiary. If the location of Executive’s Beneficiary is not known to the Bank, Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Executive and/or Beneficiary under this Agreement.

6.6
Limitations on Liability.   Notwithstanding any of the preceding provisions of the Agreement, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to Executive or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

6.7	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

6.8
Effect on Other Corporate Benefit Agreements.  Nothing contained in this Agreement shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

6.9
Inurement.  This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and Executive, his successors, heirs, executors, administrators, and Beneficiaries.

6.10	Headings. Headings and sub-headings in this Agreement are inserted for reference andconvenience only and shall not be deemed a part of this Agreement.

6.11
12 U.S.C. §1828(k).  Any payments made to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

6.12	Payment of Employment Taxes. Any distribution under this Agreement shall be reduced by the amount of any taxes required to be withheld from the distribution.

6.13
Successors to the Bank.  The Bank, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform the duties and obligations under this Agreement in the same manner and to the same extent as the Bank would be required to perform it if no such succession had taken place.

6.14
Legal Fees.  In the event Executive retains legal counsel to enforce any of the terms of the Agreement, the Bank will pay his legal fees and related expenses reasonably incurred by him, but only if Executive prevails in an action seeking legal and/or equitable relief against the Bank.

ARTICLE VII
AMENDMENT

7.1
This Agreement may not be amended or modified, in whole or part, without the mutual written consent of Executive and the Bank.  Notwithstanding anything to the contrary herein, the Agreement may be amended without Executive’s consent to the extent necessary to comply with existing tax laws or changes to existing tax laws.

ARTICLE VIII
EXECUTION

8.1
This Agreement sets forth the entire understanding of the Bank and Executive with respect to the transactions contemplated hereby, and any previous agreements or understandings between them regarding the subject matter hereof are merged into and superseded by this Agreement.

8.2	This Agreement shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, effective as of the day and date first above written.

BERKSHIRE BANK

/s/ Sean A. Gray	By: /s/ Richard M. Marotta
SEAN A. GRAY	Title: Chief Executive Officer

Date: February 21, 2019	Date: February 21, 2019